Exhibit 10.1

UNUMPROVIDENT CORPORATION

SENIOR EXECUTIVE RETIREMENT PLAN

As Amended and Restated Effective January 1, 2005

TABLE OF CONTENTS

		Page #
PREAMBLE		1

ARTICLE I	Definitions	1

ARTICLE II	Retirement Dates	3
2.1	Normal Retirement Date	3
2.2	Early Retirement Date	3
2.3	Late Retirement Date	3
2.4	Disability Retirement Date	3

ARTICLE III	Executive Plan Benefit	3
3.1	Eligibility	3
3.2	Retirement Benefit for Schedule A Participants	3
3.3	Special Rules for Disability Retirement Benefit	5
3.4	Preretirement Death Benefit	5

ARTICLE IV	Distributions	5
4.1	Form and Time	5
4.2	Distributions Upon Death	5
4.3	Limitations Upon Distributions	6
4.4	Consent of Committee	6

ARTICLE V	Administration	6
5.1	Administrative Committee	6
5.2	Action By Committee	6
5.3	Delegation	6
5.4	Claims Procedure	7
5.5	Indemnification	7

ARTICLE VI	Miscellaneous	7
6.1	Amendment and Termination of Plan	7
6.2	Employee Status	8
6.3	Funding	8
6.4	Actuarial Equivalence	8
6.5	Assignment	8
6.6	Taxes	8
6.7	Plan Documents	8
6.8	Governing Law	8

SCHEDULE A	Schedule A Participants	9

PREAMBLE

The UNUM Corporation Senior Executive Retirement Plan (the “Plan”) is hereby restated and amended. The primary purpose of the Plan is to provide a competitive level of retirement income for designated senior executives of UnumProvident Corporation and its affiliated companies. Participation in the Plan is limited to a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended. The Plan was originally adopted effective July 14, 1989, as the UNUM Corporation Supplemental Executive Retirement Plan, and is hereby amended and restated and renamed as above effective January 1, 2005.

ARTICLE I

Definitions

1.1 “Affiliate” shall mean any corporation which is an affiliate of the Company as defined in the Qualified Plan.

1.2 “Board” or “Board of Directors” shall mean the Board of Directors of the Company, or any person or persons to whom the Board delegates all or part of its authority under this Plan.

1.3 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.4 “Committee” shall mean the Compensation Committee of the Board of Directors, or any other committee which shall be appointed by and serve at the discretion of the Board to administer the Plan.

1.5 “Company” shall mean UnumProvident Corporation.

1.6 “Earnings” shall mean a Participant’s earnings as defined in the Qualified Plan, except that Earnings shall be determined without regard to the limit on the amount of compensation that may be taken into account under Code Section 401(a) (l7), plus amounts deferred by the Participant under any nonqualified deferred compensation plan of the Company or a Participating Affiliate.

1.7 “Effective Date” of this amendment and restatement shall mean January 1, 2005, except as may be otherwise indicated herein.

1.8 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.9 “Executive Plan Benefit” shall mean the benefit payable to or on account of a Participant under Article III of this Plan.

1.10 “Executive Service” shall mean a Participant’s benefit service as defined in the Qualified Plan that is earned either (a) before the Participant commenced participation in this Plan or (b) during his or her active participation in this Plan. Any years of such benefit service earned after he or she ceases to be an active Participant in this Plan pursuant to Section 1.12 shall not be included in his or her Executive Service.

1.11 “Final Average Earnings” shall mean a Participant’s final average earnings as defined in the Qualified Plan, but determined by reference to his or her Earnings under this Plan. For purposes of determining Final Average Earnings, a Participant’s Earnings for each Plan Year ending after he or she commences participation in the Plan shall be taken into account, without regard to whether such Plan Year is included in his or her Executive Service, provided that he or she is credited with benefit service under the Qualified Plan for such year.

1.12 “Participant” shall mean senior executives named by the Committee. Current participants are identified in Schedule A attached hereto and made a part hereof. Each Participant shall remain an active Participant under the Plan until the earliest of the following dates:

(a) the date of his or her retirement under this Plan, death, or other termination of employment;

(b) the date on which he or she ceases to be a Participant described in the first sentence of this Section 1.12;

(c) the date on which he or she ceases to be a member of a select group of highly compensated and management employees within the meaning of ERISA.

1.13 “Participating Affiliate” shall mean any Affiliate that has adopted the Plan with the consent of the Board of Directors.

1.14 “Plan” shall mean the UnumProvident Corporation Senior Executive Retirement Plan as set forth herein and as amended from time to time hereafter.

1.15 “Qualified Plan” shall mean the UnumProvident Pension Equity Plan, as amended and restated effective January 1, 2000, and as amended from time to time thereafter.

1.16 “Qualified Plan Benefit” shall mean a Participant’s accrued retirement benefit under the Qualified Plan.

1.17 “Total Disability” shall mean total disability as defined in the Qualified Plan.

1.18 “Vesting Service” shall mean vesting service as defined in the Qualified Plan.

ARTICLE II

Retirement Dates

2.1 Normal Retirement Date. A Participant’s Normal Retirement Date shall be the date on which he or she attains age sixty-five (65).

2.2 Early Retirement Date. A Participant’s Early Retirement Date shall be any date on which he or she terminates employment that occurs (a) on or after the date on which he or she has both attained age fifty-five (55) and completed at least five (5) years of Vesting Service and (b) before his or her Normal Retirement Date.

2.3 Late Retirement Date. A Participant’s Late Retirement Date shall be any date on which he or she terminates employment that occurs after his or her Normal Retirement Date.

2.4 Disability Retirement Date. A Participant’s Disability Retirement Date shall be the date on which he or she terminates employment as a result of Total Disability, provided that on or before such date the Participant had completed at least five (5) years of Vesting Service.

ARTICLE III

Executive Plan Benefits

3.1 Eligibility.

(a) A Participant who terminates employment with the Company and all Affiliates on his or her Normal, Early, Late, or Disability Retirement Date shall become eligible to receive a retirement benefit as of the same date on which he or she receives or begins to receive payment of his or her Qualified Plan Benefit. The amount of such benefit shall be determined in accordance with Section 3.2 or 3.3, whichever applies, and Section 3.4, if the Participant’s retirement is on account of Total Disability.

(b) If a Participant dies prior to the termination of his or her employment with the Company and its Affiliates, but after completing at least five (5) years of Vesting Service or attaining his or her Normal Retirement Date, and is survived by a spouse, then a death benefit shall be payable with respect to the Participant in accordance with Section 3.5. If a Participant dies after retirement benefits commence, then a death benefit shall be payable with respect to such Participant only to the extent provided by the form in which such benefit is being paid.

(c) Subject to subsection (b), a Participant who terminates employment with the Company and all Affiliates prior to his or her earliest retirement age under this Plan shall not be eligible to receive any Executive Plan Benefits.

3.2 Retirement Benefit. The amount of the monthly retirement benefit payable to the Participants listed below shall be equal to  1/12th of the amount defined as follows:

(a) 2.5 percent of the Participant’s Final Average Earnings, multiplied by his or her years of Executive Service (up to twenty (20) years) and by the appropriate factor set forth below:

•	Thomas R. Watjen - 2.5% of Final Average Earnings multiplied by years of service to a maximum of 20 such years and by the appropriate factor set forth below for early commencement of benefit payments and further reduced by the amounts described in subsections (b) and (c) of Section 3.2.

•	F. Dean Copeland - 2.5% of Final Average Earnings multiplied by years of service to a maximum of 20 such years and by the appropriate factor set forth below for early commencement of benefit payments and further reduced by the amounts described in subsections (b) and (c) of Section 3.2.

•	Joseph M. Zubretsky - 1.75% of Final Average earnings multiplied by years of service to a maximum of 20 such years and by the appropriate factor set forth below for early commencement of benefit payments and further reduced by the amounts described in subsections (b) and (c) of Section 3.2;

For Participants who became eligible for the Plan before January 1, 2005:

Attained Age in Years and Full Months at Benefit Commencement Date	Factor
60 But Less Than 65 Years	1.00
59 But Less Than 60 Years	0.95
58 But Less Than 59 Years	0.90
57 But Less Than 58 Years	0.85
56 But Less Than 57 Years	0.80
55 But Less Than 56 Years	0.75

For ages younger than sixty (60) years, the applicable factor shall be determined by interpolation between the factors applicable to whole years of age.

For Participants who became eligible for the Plan on or after January 1, 2005:

Attained Age in Years and Full Months at Benefit Commencement Date	Factor
62 But Less Than 65 Years	1.00
61 But Less Than 62 Years	0.95
60 But Less Than 61 Years	0.90
59 But Less Than 60 Years	0.85
58 But Less Than 59 Years	0.80
57 But Less Than 58 Years	0.75
56 But Less Than 57 Years	0.70
55 But Less Than 56 Years	0.65

For ages younger than sixty-two (62) years, the applicable factor shall be determined by interpolation between the factors applicable to whole years of age.

(b) one hundred percent (100%) of the Participant’s Qualified Plan Benefit, in the form of a life annuity (as defined in the Qualified Plan), determined in accordance with all applicable provisions of the Qualified Plan.

(c) one hundred percent (100%) of the monthly benefit payable to the Participant under the UnumProvident Corporation Supplemental Pension Plan, in the form of a life annuity (as defined in the Qualified Plan), determined in accordance with all applicable provisions of the Qualified Plan.

3.3 Special Rules for Disability Retirement Benefit.

(a) If a Participant’s Disability Retirement benefit under this Plan does not commence until his or her Normal Retirement Date, then his or her Earnings and Executive Service shall be adjusted for purposes of Section 3.2, in the same manner in which his or her earnings and benefit service are adjusted on account of Total Disability under the Qualified Plan.

(b) If payment of a Participant’s disability retirement benefit under the Qualified Plan ends because the Participant returns to active employment before his or her Normal Retirement Date or otherwise ceases to be eligible for such benefit, then payment of the Participant’s Disability Retirement benefit under this Plan shall end as of the same date.

3.4 Preretirement Death Benefit. The amount of the monthly preretirement death benefit payable to a Participant’s surviving spouse shall be shall be determined in the same manner in which the Participant’s preretirement survivor annuity, if any, is determined under the Qualified Plan, based on the amount of retirement benefit that would have been payable to the Participant under Section 3.2, if the Participant survived to retirement.

ARTICLE IV

Distributions

4.1 Form and Time. Subject at all times to the consent of the Committee, a Participant’s Executive Plan Benefit shall be or shall commence to be distributed to the Participant (or to the Participant’s surviving spouse or designated beneficiary, as the case may be) at the same time, in the same manner, and in the same normal or optional form as the Participant shall elect with respect to the payment of his or her Qualified Plan Benefit.

4.2 Distributions Upon Death. In the event of a Participant’s death before payment or commencement of payment of his or her Executive Plan Benefit, the preretirement death benefit, if any, payable with respect to the Participant’s Executive Plan Benefit shall be or shall commence to be distributed to the Participant’s surviving spouse at the same time, in the same manner, and in the same normal or optional form as the surviving spouse shall elect with respect to the payment off the preretirement survivor annuity under the Qualified Plan.

4.3 Limitations Upon Distributions.

(a) In the event that a Participant, or his or her surviving spouse or designated beneficiary, as the case may be, elects that the Participant’s Qualified Plan Benefit shall be paid in the form of a “direct rollover distribution” within the meaning of Code Section 401(a)(31), the Participant’s Executive Plan Benefit shall be distributed to the Participant (or surviving spouse or designated beneficiary) in a lump sum.

(b) In the event that the monthly amount of the Qualified Plan Benefit actually payable to or on account of a Participant is subject to adjustment from time to time under the terms of such plan, the monthly amount of the Executive Plan Benefit payable to or on account of such Participant shall be adjusted correspondingly pursuant to Section 3.2.

(c) Under no circumstances shall an Executive Plan Benefit be paid except on account of a Participant’s Normal, Early, Late, or Disability Retirement under this Plan, or his or her death.

4.4 Consent of Committee. Notwithstanding any other provision of the Plan to the contrary, every distribution under the Plan shall be subject at all times to the consent of the Committee. The Committee may require a claimant for a distribution hereunder to furnish such information as it may reasonably request, and may delay the commencement of a distribution, if necessary, until such information is made available.

ARTICLE V

Administration

5.1 Administrative Committee. The Committee shall have complete discretionary authority to control and manage the operation and administration of the Plan and to construe Plan provisions. Subject to the provisions of the Plan, the Committee from time to time may establish rules for the administration and interpretation of the Plan. The final determination of the Committee as to any disputed questions shall be conclusive and binding upon all parties. All actions, decisions and interpretations of the Committee in administering the Plan shall be made in a uniform and nondiscriminatory manner.

5.2 Action By Committee. A majority of the Committee shall constitute a quorum, and an action of the majority present at any meeting shall be deemed the action of the Committee. Any member of the Committee may participate in a meeting of the Committee through conference telephone or similar communications equipment by means of which all individuals participating in the meeting can hear each other. Any action of the Committee may be taken without a meeting if all members of the Committee sign written consents setting forth the action taken or to be taken, at any time before or after the intended effective date of such action.

5.3 Delegation. The Committee may authorize one or more of its members to execute or deliver any instrument, make any payment or perform any other act which the Plan authorizes or requires the Committee to do. The Committee may employ counsel and other agents, may delegate ministerial duties to such agents or to employees of the Company and may procure such clerical, accounting, actuarial, consulting and other services as it may require in carrying out the provisions of the Plan.

5.4 Claims Procedure. If an application for a benefit (“claim”) is denied by the Committee, the Committee shall give written notice of such denial to the applicant, by certified or registered mail, within ninety (90) days after the claim was filed with the Committee; provided, however, that such 90-day period may be extended to one hundred eighty (180) days by the Committee if it determines that special circumstances exist which require an extension of the time required for processing the claim. Such denial shall set forth:

(a) the specific reason or reasons for the denial;

(b) the specific Plan provisions on which the denial is based;

(c) any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the Plan’s claim review procedure.

Following receipt of such denial, the applicant or his or her duly authorized representative may:

(a) request a review of the denial by filing a written application for review with the Committee within sixty (60) days after receipt by the applicant of such denial;

(b) review documents pertinent to the claim at such reasonable time and location as shall be mutually agreeable to the applicant and the Committee; and

(c) submit issues and comments in writing to the Committee relating to its review of the claim.

The Committee shall, after consideration of the application for review, render a decision and shall give written notice thereof to the applicant, by certified or registered mail, within sixty (60) days after receipt by the Committee of the application for review; provided, however, that such 60 day period may be extended to one hundred twenty (120) days by the Committee if it determines that special circumstances exist which require an extension of the time required for processing the application for review. Such notice shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

5.5 Indemnification. The Company and the Participating Affiliates shall indemnify and hold harmless each member of the Committee against all expenses and liabilities arising out of his or her acts or omissions with respect to the Plan, provided such member would be entitled to indemnification pursuant to the bylaws of the Company or the affected Participating Affiliate, as the case may be.

ARTICLE VI

Miscellaneous

6.1 Amendment and Termination of Plan. The Board may at any time, in its sole discretion, terminate this Plan or amend the Plan in whole or in part. No such termination or amendment shall affect the right of any Participant or his or her spouse or designated beneficiary to receive a benefit under the terms of this Plan on the date immediately preceding such termination or amendment.

6.2 Employee Status. Nothing contained herein shall confer upon any Participant the right to be retained in the service of the Company and its Affiliates or any other right not expressly provided for herein, nor shall the existence of this Plan impair the right of the Company and its Affiliates to discharge or otherwise deal with a Participant.

6.3 Funding. This Plan is unfunded for purposes of the Code and Title I of ERISA and is not intended to meet the requirements of Code Section 401(a). The Plan constitutes a mere promise by the Company and the Participating Affiliates to pay benefits in the future, and a Participant hereunder shall have no greater rights than a general, unsecured creditor of the Company and the Participating Affiliates. The Company and each Participating Affiliate shall be solely responsible for the payment of benefits with respect to its own employees who are Participants in the Plan.

6.4 Actuarial Equivalence. Actuarial equivalence of the aggregate amounts expected to be received under different forms of benefit payment shall be determined in accordance with the actuarial assumptions specified in the Qualified Plan.

6.5 Assignment. To the maximum extent permitted by law, no benefit under this Plan shall be assignable or subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment, or encumbrance of any kind.

6.6 Taxes. Any and all taxes that may be due and owing with respect to any payment under the Plan shall be the sole responsibility of the persons to whom and for whose benefit such payment is made, provided, however, that the Company shall withhold from any amount payable under the Plan all amounts that are required by law to be withheld.

6.7 Plan Documents. Each Participant shall receive a copy of this Plan and the Committee shall make available for inspection by the Participant a copy of any rules and regulations adopted by the Committee in administering the Plan.

6.8 Governing Law. This Plan is established under and shall be construed according to the laws of the State of Tennessee, except to the extent such laws may be preempted by ERISA.

IN WITNESS WHEREOF, UnumProvident Corporation has caused this document to be executed by its duly authorized officer on this      day of                     , 2005, to be effective as of January 1, 2005.

WITNESS:	UNUMPROVIDENT CORPORATION

SCHEDULE A

Schedule A Participants

Thomas R. Watjen

F. Dean Copeland

Joseph M. Zubrestky